EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-39249) pertaining to the Pioneer Natural Resources USA, Inc. Profit Sharing 401(k) Plan, and

(2)
Registration Statement (Form S-8 No. 333-178671) pertaining to the Pioneer Natural Resources USA, Inc. Profit Sharing 401(k) Plan, the Pioneer Natural Resources Company 2006 Long-Term Incentive Plan and the Pioneer Natural Resources Company Executive Deferred Compensation Plan;

of our report dated June 24, 2013, with respect to the financial statements and schedule of the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

Ernst & Young LLP

Fort Worth, Texas
June 24, 2013

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